Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
April 3, 2012	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES LOGISTICS PORTFOLIO IN POLAND
Hines Expands Distribution Park Brand

(POLAND) –– Hines, the international real estate firm, announced today that Hines Global REIT has acquired four logistics facilities in Poland consisting of 10 properties totaling 1,763,075 square feet from ProLogis European Holdings for a purchase price of EUR €98.2 million (USD $130.8 million).  Hines Poland will serve as Asset Manager and Property Manager on behalf of the owner, Hines Global REIT.  The acquired facilities include two in Warsaw, one in Wroclaw and one in Upper Silesia.

Formerly known as ProLogis Parks, Hines will re-brand them “Distribution Parks,” a branding strategy used by Hines in Brazil in its portfolio of 13 logistics facilities.

The properties in Poland were constructed between 1995 and 2011, and are currently 92.3 percent leased to major tenants: Fagor Mastercook (household appliance manufacturer); Carrefour (food retailer); ABC Data (software and hardware distributer); plus a variety of smaller tenants.

“The logistics portfolio represents the first acquisition for the Hines Global REIT in Poland. The strength of the tenants and the quality of the assets make it a good fit for our portfolio,” said Charles Hazen, president and CEO of Hines Global REIT. “We were attracted to Poland because it has growth characteristics similar to many emerging markets, yet benefits from European Union integration.  We will continue to acquire projects in well-performing markets across the globe.”

Mietek Godzisz, senior managing director of Hines in Poland said, “We are pleased that the Hines Global REIT recognizes Poland as a strong and growing market. The logistics sector and this portfolio were particularly appealing given the growing purchasing power of Polish consumers, and the strategic locations of the assets.”

Hines Global REIT is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $960 million, which it invests in commercial real estate properties located in the United States and internationally.  To date, Hines Global REIT owns interests in 16 commercial real estate investments. For additional information about Hines Global REIT, visit www.hinessecurities.com.

 Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion (as of 12/31/11), Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2011 (available at www.Hinessecurities.com). Any of these statements could prove to be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.